Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	John L. Calmes, Jr.
Executive VP, Chief Financial & Strategy Officer, and Treasurer (864) 298-9800

GREENVILLE, S.C. (April 30, 2026) - World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its fourth quarter of fiscal 2026.

WORLD ACCEPTANCE CORPORATION REPORTS FISCAL 2026 FOURTH QUARTER RESULTS

Fourth fiscal quarter highlights

Following a period of economic uncertainty and elevated inflation, the Company took decisive action to tighten underwriting standards dramatically in an effort to manage conservatively through the lending environment and focus on improvement to overall portfolio credit quality. As a result, outstanding balances declined each year from fiscal 2023 to fiscal 2025. During fiscal 2025, however, we shifted strategy to reintroduce targeted portfolio growth.

We are pleased to report that for the third consecutive quarter, outstanding loans increased year over year. Excluding acquisitions, organic growth increased 4.9% and our unique customer base grew 3.5% compared to the same quarter last fiscal year. To reverse the prior trend of declining balances while maintaining high credit quality, we had been focused on new customers with higher credit quality and, during the third quarter of fiscal 2026, we increased new customers as a percentage of the portfolio from 6.4% as of September 30, 2024 to 9.9% as of December 31, 2025. While these new customers continue to perform well, new customers carry a substantially higher reserve for loan losses under our allowance methodology than existing customers. Having increased the new customer funnel for several consecutive quarters, we are now in a position to decelerate new customer growth and focus on overall portfolio health while allowing these new customers to season. As of March 31, 2026, new customers decreased to 8.2% as the portfolio begins to mature.

We expect that our portfolio will continue to deliver results in the coming fiscal year as we pursue growth with a lower proportion of new customers. As the customer base matures and growth becomes more broadly distributed across customer types, we anticipate lower charge-offs, reduced reserve rates, and improved profitability.

Highlights from the fourth quarter include:

•	Net income per diluted share of $7.70 in the fourth quarter;
•	Interest, fee, and insurance income increased $7.0 million, or 5.4%, including a 146 basis point yield increase, compared to the same quarter in the prior year;
•	Increased gross loans outstanding 4.4% from March 31, 2025;
•	Decreased loans 0-60 days past due on a recency basis from 18.7% as of March 31, 2025 to 17.0% as of March 31, 2026; and
•	Decreased loans 61 days or more past due on a recency basis from 6.0% as of March 31, 2025 to 5.6% as of March 31, 2026.

Portfolio results

Gross loans outstanding were $1.28 billion as of March 31, 2026, a 4.4% increase from the $1.23 billion of gross loans outstanding as of March 31, 2025. This represents a substantial improvement from shrinking 4.0% year over year as of March 31, 2025.

During the most recent quarter, our former and current customer borrowing increased compared to the same quarter of fiscal year 2025. Former and refinanced customer loan volume increased 5.4% and 26.9%, respectively, compared to the same quarter of fiscal year 2025. Our customer base increased by 2.5% during the twelve-month period ended March 31, 2026, compared to an increase of 3.5% for the comparable period ended March 31, 2025.

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WRLD Reports Fiscal 2026 Fourth Quarter Results

The following table includes the volume of gross loan origination balances, excluding tax advance loans, by customer type for the following comparative quarterly periods:

	Q4 FY 2026	Q4 FY 2025	Q4 FY 2024
New Customers	$24,189,173	$26,854,288	$26,511,522
Former Customers	$60,199,603	$57,132,803	$58,583,919
Refinance Customers	$470,620,087	$370,890,796	$432,270,234

As of March 31, 2026, the Company had 1,009 open branches. For branches open at least twelve months, same store gross loans increased 4.9% in the twelve-month period ended March 31, 2026, compared to a 2.5% decrease for the twelve-month period ended March 31, 2025. For branches open throughout both periods, the customer base over the twelve-month period ended March 31, 2026 increased 3.2%, compared to an increase of 5.1% for the twelve-month period ended March 31, 2025.

Three-month financial results

The fourth quarter's $36.5 million net income was a $7.8 million decrease from net income of $44.3 million for the same quarter of the prior year. Net income per diluted share was $7.70 in the fourth quarter of fiscal 2026, as compared to net income per diluted share of $8.13 for the same quarter of the prior year. The fourth quarter included $4.8 million in share based compensation expense, which is a $5.9 million increase compared to the same quarter of the prior year.

Total revenues for the fourth quarter of fiscal 2026 increased to $177.6 million, a 7.4% increase from $165.3 million for the same quarter of the prior year. Interest and fee income increased 5.9%, from $117.6 million in the fourth quarter of fiscal 2025 to $124.6 million in the fourth quarter of fiscal 2026. Insurance income remained relatively flat at $11.8 million in the fourth quarter of fiscal 2026 as compared to the fourth quarter of fiscal 2025. The large loan portfolio decreased from 48.5% of the overall portfolio as of March 31, 2025, to 44.7% as of March 31, 2026. Interest and insurance yields for the quarter ended March 31, 2026 increased 146 basis points as compared to the quarter ended March 31, 2025. Other income increased $5.3 million, or 14.7%, to $41.2 million in the fourth quarter of fiscal 2026, as compared to $35.9 million in the fourth quarter of fiscal 2025. Revenues from our tax return preparation business increased $5.3 million, or 15.9%, in the fourth quarter of fiscal 2026 compared to the fourth quarter of fiscal 2025 primarily due to an increase in the number of returns prepared.

The Company accrues for expected losses with a current expected credit loss ("CECL") methodology, which requires us to create a provision for credit losses on the day we originate the loan. The provision for credit losses increased $3.8 million to $36.8 million, from $33.0 million when comparing the fourth quarter of fiscal 2026 to the fourth quarter of fiscal 2025. The table below itemizes the key components of the CECL allowance and provision impact during the quarter.

CECL Allowance and Provision (Dollars in millions)	Q4 FY 2026	Q4 FY 2025	Difference	Reconciliation
Beginning Allowance - December 31	$122.6	$116.2	$6.4
Change due to Growth	$(10.9)	$(13.1)	$2.2	$2.2
Change due to Expected Loss Rate on Performing Loans	$(0.7)	$(1.8)	$1.1	$1.1
Change due to 90 days past due	$1.0	$2.1	$(1.1)	$(1.1)
Ending Allowance - March 31	$112.0	$103.4	$8.6	$2.2
Net Charge-offs	$47.4	$45.8	$1.6	$1.6
Provision	$36.8	$33.0	$3.8	$3.8

 Note: The change in allowance for the quarter plus net charge-offs for the quarter equals the provision for the quarter (see above reconciliation).

The provision was negatively impacted by an increase in net charge-offs and lower run-off during the quarter.

Net charge-offs for the quarter increased $1.6 million, from $45.8 million in the fourth quarter of fiscal 2025, to $47.4 million in the fourth quarter of fiscal 2026. Net charge-offs as a percentage of average net loans receivable on an annualized basis increased to 18.7% in the fourth quarter of fiscal 2026 from 18.5% in the fourth quarter of fiscal 2025.

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WRLD Reports Fiscal 2026 Fourth Quarter Results

Accounts 61 days or more past due decreased to 5.6% on a recency basis at March 31, 2026, compared to 6.0% at March 31, 2025. Our allowance for credit losses as a percentage of net loans receivable was 11.7% at March 31, 2026, compared to 11.3% at March 31, 2025. Recency delinquency on accounts 0 to 60 days past due decreased from 18.7% at March 31, 2025, to 17.0% at March 31, 2026.

The table below has been updated to reflect the customer tenure-based methodology, which aligns with our CECL methodology and illustrates changes in portfolio weighting.

Gross Loan Balance By Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years	Total
03/31/2021	$342,202,779	$762,610,487	$1,104,813,266
03/31/2022	$482,248,578	$1,040,695,747	$1,522,944,325
03/31/2023	$348,513,335	$1,041,619,563	$1,390,132,898
03/31/2024	$270,069,839	$1,007,164,462	$1,277,234,301
03/31/2025	$272,485,920	$953,259,509	$1,225,745,429
03/31/2026	$317,440,246	$959,068,001	$1,276,508,247

Year-Over-Year Growth (Decline) in Gross Loan Balance by Customer Tenure at Origination
12 Month Period Ended	Less Than 2 Years	More Than 2 Years	Total
03/31/2021	$(75,398,715)	$(30,052,612)	$(105,451,327)
03/31/2022	$140,045,799	$278,085,260	$418,131,059
03/31/2023	$(133,735,243)	$923,816	$(132,811,427)
03/31/2024	$(78,443,496)	$(34,455,101)	$(112,898,597)
03/31/2025	$2,416,081	$(53,904,953)	$(51,488,872)
03/31/2026	$44,954,326	$5,808,492	$50,762,818

Portfolio Mix by Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years
03/31/2021	31.0%	69.0%
03/31/2022	31.7%	68.3%
03/31/2023	25.1%	74.9%
03/31/2024	21.1%	78.9%
03/31/2025	22.2%	77.8%
03/31/2026	24.9%	75.1%

General and administrative (“G&A”) expenses increased $15.6 million, or 23.6%, to $81.5 million in the fourth quarter of fiscal 2026, compared to $65.9 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses increased from 39.9% during the fourth quarter of fiscal 2025, to 45.9% during the fourth quarter of fiscal 2026. G&A expenses per average open branch increased by 25.9%, when comparing the fourth quarter of fiscal 2026 to the fourth quarter of fiscal 2025.

Personnel expense increased $13.7 million, or 33.2%, during the fourth quarter of fiscal 2026 as compared to the fourth quarter of fiscal 2025.

Salary expense increased approximately $2.8 million, or 8.7%, during the quarter ended March 31, 2026, compared to the quarter ended March 31, 2025. Our headcount as of March 31, 2026 increased 2.4% compared to March 31, 2025. During the third quarter of the current fiscal year, the Company hired branch personnel aggressively to fill service gaps in our operations. During the current quarter, we right sized our headcount and are excited about our talent improvement in the field. Excluding severance expense, our salary expense in the month of March 2026 decreased approximately $1.0 million compared to our salary expense in the month of December 2025.

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WRLD Reports Fiscal 2026 Fourth Quarter Results

Benefit expense increased approximately $3.6 million, or 62.4%, when comparing the quarterly periods ended March 31, 2026 and 2025. The increase was largely driven by a one-time rebate received in the prior-year quarter.

Incentive expense increased $7.6 million in the fourth quarter of fiscal 2026 compared to the fourth quarter of fiscal 2025. The increase in incentive expense is primarily due to a $5.9 million increase in share based compensation expense. Share based compensation expense increased primarily due to the $3.5 million partial reversal of expense associated with the forfeiture of certain performance shares (which had a $16.35 trailing four-quarter EPS target) in the prior-year quarter as well as share based compensation associated with grants issued in June of 2025.

Occupancy and equipment expense remained relatively flat at $12.3 million when comparing the quarterly periods ended March 31, 2026 and 2025.

Advertising expense increased $1.1 million, or 81.7%, in the fourth quarter of fiscal 2026 as compared to the fourth quarter of fiscal 2025 due to increased spending on customer acquisition programs for our tax preparation program.

Interest expense for the quarter ended March 31, 2026 increased by $1.5 million, or 13.4%, from the corresponding quarter of the previous year. Interest expense primarily increased due to a 23.0% increase in average debt outstanding for the quarter, partially offset by a 6.3% decrease in the effective interest rate from 8.3% to 7.7%. The average debt outstanding increased from $529.2 million to $651.0 million, when comparing the quarters ended March 31, 2025 and 2026. The Company’s debt to equity ratio increased to 1.7:1 at March 31, 2026, compared to 1.0:1 at March 31, 2025. As of March 31, 2026, the Company had $587.2 million of debt outstanding.

Other key return ratios for the fourth quarter of fiscal 2026 included a 3.3% return on average assets and a return on average equity of 9.0% (both on a trailing twelve-month basis).

The Company repurchased 282,607 shares, or 5.9% of its outstanding common stock, at an aggregate purchase price of approximately $37.8 million during the fourth quarter of fiscal 2026. This is in addition to repurchases of 576,035 shares during the first three quarters of fiscal 2026 at an aggregate purchase price of approximately $94.6 million. The Company has repurchased 16.5% of its outstanding shares in fiscal 2026. As of March 31, 2026, the Company had approximately $12.2 million in aggregate remaining repurchase capacity under its current share repurchase program and $59.9 million in aggregate remaining repurchase capacity under the terms of its revolving credit facility. The Company repurchased 400,617 shares during fiscal 2025 at an aggregate purchase price of approximately $54.2 million. The Company had approximately 4.5 million common shares outstanding, excluding 172,500 unvested restricted shares, as of March 31, 2026.

Twelve-month financial results

Net income for the year ended March 31, 2026 decreased $54.7 million to $35.0 million compared to a net income of $89.7 million for the year ended March 31, 2025. This resulted in net income of $6.97 per diluted share for the year ended March 31, 2026, compared to $16.30 per diluted share in the prior-year period. Total revenues for fiscal 2026 increased 3.7% to $585.7 million, compared to $564.8 million during the corresponding period of the previous year primarily due to an increase in loans outstanding. Annualized net charge-offs as a percentage of average net loans increased from 17.5% during fiscal 2025 to 18.5% for fiscal 2026.

About World Acceptance Corporation (World Finance)

Founded in 1962, World Acceptance Corporation (NASDAQ: WRLD), is a people-focused finance company that provides personal installment loan solutions and personal tax preparation and filing services to over one million customers each year. Headquartered in Greenville, South Carolina, the Company operates more than 1,000 community-based World Finance branches across 16 states. The Company primarily serves a segment of the population that does not have ready access to credit; however, unlike many other lenders in this segment, we strive to work with our customers to understand their broader financial pictures, ensure they have the ability and stability to make payments, and help them achieve their financial goals. For more information, visit www.loansbyworld.com.

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WRLD Reports Fiscal 2026 Fourth Quarter Results

Fourth quarter conference call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern Time today. A simulcast of the conference call will be available on the Internet at https://event.choruscall.com/mediaframe/webcast.html?webcastid=GzwQl9KE. The call will be available for replay on the Internet for approximately 30 days.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Cautionary Note Regarding Forward-looking Information

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by words such as “anticipate,” “estimate,” "intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,” “should,” “would,” “could,” “probable” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are inherently subject to risks and uncertainties. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented, including pursuant to policies of the current U.S. administration; changes in the U.S. tax code; the nature and scope of regulatory authority, particularly discretionary authority, that is or may be exercised by regulators, including, but not limited to, U.S. Consumer Financial Protection Bureau, and individual state regulators having jurisdiction over the Company; the unpredictable nature of regulatory examinations, proceedings and litigation; employee misconduct or misconduct by third parties; uncertainties associated with management turnover and the effective succession of senior management; media and public characterization of consumer installment loans; labor unrest; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported consolidated financial statements or necessitate material delays or changes in the issuance of the Company’s audited consolidated financial statements; the Company's assessment of its internal control over financial reporting; changes in interest rates; the impact of inflation; political and other risks, including the impact of wars, geopolitical conflict, regional conflicts and terrorism; risks relating to the acquisition or sale of assets or businesses or other strategic initiatives, including increased loan delinquencies or net charge-offs, the loss of key personnel, integration or migration issues, the failure to achieve anticipated synergies, increased costs of servicing, incomplete records, and retention of customers; risks inherent in making loans, including repayment risks and value of collateral; cybersecurity threats or incidents, including the potential or actual misappropriation of assets or sensitive information, corruption of data or operational disruption and the cost of the associated response thereto; our dependence on debt and the potential impact of limitations in the Company’s amended revolving credit facility or other impacts on the Company's ability to borrow money on favorable terms, or at all; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); the impact of extreme weather events and natural disasters; changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).

These and other factors are discussed in greater detail in Part I, Item 1A,“Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2025, as filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

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WRLD Reports Fiscal 2026 Fourth Quarter Results

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2026	2025	2026	2025
Revenues:
Interest and fee income	$124,596	$117,634	$484,830	$465,091
Insurance and other income, net	52,977	47,638	100,912	99,751
Total revenues	177,573	165,272	585,742	564,842

Expenses:
Provision for credit losses	36,822	33,024	188,602	169,215
General and administrative expenses:
Personnel	54,951	41,255	200,021	141,060
Occupancy and equipment	12,315	12,346	48,361	49,140
Advertising	2,360	1,299	10,587	10,225
Amortization of intangible assets	768	907	3,185	3,810
Other	11,099	10,133	39,725	36,697
Total general and administrative expenses	81,493	65,940	301,879	240,932

Interest expense	12,684	11,190	49,443	42,710
Total expenses	130,999	110,154	539,924	452,857

Income before income taxes	46,574	55,118	45,818	111,985

Income tax expense	10,044	10,840	10,804	22,244

Net income	$36,530	$44,278	$35,014	$89,741

Net income per common share, diluted	$7.70	$8.13	$6.97	$16.30

Weighted average diluted shares outstanding	4,745	5,446	5,026	5,507

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WRLD Reports Fiscal 2026 Fourth Quarter Results

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands)

	March 31, 2026	March 31, 2025	March 31, 2024
ASSETS
Cash	$5,107	$4,714	$5,174
Gross loans receivable	1,278,988	1,225,636	1,277,149
Less:
Unearned interest, insurance and fees	(325,064)	(309,320)	(326,746)
Allowance for credit losses	(112,047)	(103,347)	(102,963)
Loans receivable, net	841,877	812,969	847,440
Restricted cash	23,303	5,016	6,665
Income taxes receivable	2,421	—	3,091
Operating lease right-of-use assets, net	71,527	76,235	79,501
Property and equipment, net	17,431	19,766	22,897
Deferred income taxes, net	40,233	33,291	30,943
Other assets, net	38,669	40,871	42,199
Goodwill	7,371	7,371	7,371
Intangible assets, net	4,209	7,394	11,070
Total assets	$1,052,148	$1,007,627	$1,056,351

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities:
Revolving credit facility	$443,935	$262,451	$223,419
Warehouse facility	143,293	—	—
Senior unsecured notes payable, net	—	184,418	272,610
Income taxes payable	—	223	—
Operating lease liability	73,965	78,690	81,921
Accounts payable and accrued expenses	37,032	42,365	53,974
Total liabilities	698,225	568,147	631,924

Shareholders' equity	353,923	439,480	424,427
Total liabilities and shareholders' equity	$1,052,148	$1,007,627	$1,056,351

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WRLD Reports Fiscal 2026 Fourth Quarter Results

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED STATISTICS

(unaudited and in thousands, except percentages and branches)

	Three months ended March 31,		Twelve months ended March 31,
	2026	2025	2026	2025

Gross loans receivable	$1,278,988	$1,225,636	$1,278,988	$1,225,636
Average gross loans receivable (1)	1,357,198	1,324,086	1,305,870	1,300,782
Net loans receivable (2)	953,924	916,316	953,924	916,316
Average net loans receivable (3)	1,013,424	987,890	971,370	965,331

Expenses as a percentage of total revenue:
Provision for credit losses	20.7%	20.0%	32.2%	30.0%
General and administrative	45.9%	39.9%	51.5%	42.7%
Interest expense	7.1%	6.8%	8.4%	7.6%
Operating income as a % of total revenue (4)	33.4%	40.1%	16.3%	27.4%

Loan volume (5)	675,460	553,357	2,989,614	2,714,988

Net charge-offs as percent of average net loans receivable on an annualized basis	18.7%	18.5%	18.5%	17.5%

Return on average assets (trailing 12 months)	3.3%	8.5%	3.3%	8.5%

Return on average equity (trailing 12 months)	9.0%	21.0%	9.0%	21.0%

Branches opened or acquired (merged or closed), net	(4)	(11)	(15)	(24)

Branches open (at period end)	1,009	1,024	1,009	1,024

(1) Average gross loans receivable is determined by averaging month-end gross loans receivable over the indicated period.

(2) Net loans receivable is defined as gross loans receivable less unearned interest and deferred fees.

(3) Average net loans receivable is determined by averaging month-end gross loans receivable less unearned interest and deferred fees over the indicated period.

(4) Operating income is computed as total revenues less provision for credit losses and general and administrative expenses.

(5) Loan volume includes all loan balances originated by the Company. It does not include loans purchased through acquisitions.

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